EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 113 to Registration Statement No. 002-42722 on Form N-1A of our reports dated December 14, 2018, relating to the financial statements and financial highlights of Eaton Vance Short Duration High Income Fund, one of the funds constituting Eaton Vance Mutual Funds Trust (the “Trust”), and Short Duration High Income Portfolio, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 26, 2019